January 25, 2021

To: Norman Osumi
nosumi22@gmail.com
408 821 1325

Dear Norm,

I am pleased to offer you the position of SVP, Chief Accounting Officer, working remotely. You are scheduled to start on February 22, 2021, reporting to John Collins, the Company’s CFO. This letter confirms the terms and conditions of our employment offer to you:

•You will be paid a salary at an initial annualized salary rate of $340,000 per year, to be paid in accordance with our then-current payroll practices (we currently pay salary on a semi-monthly basis on the 15th and last day of each month).

•You will be eligible to participate in the LivePerson bonus plan as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Your target annual bonus for 2021 will be 35% of your annual base salary which will be prorated for the portion of 2021 that you are employed at LivePerson based on your actual start date. Your actual bonus payout, if any, is anticipated to be paid during the first quarter of the subsequent fiscal year, and will be determined in the sole discretion of LivePerson based on the profitability of the company as compared to Plan, your individual bonus target and your personal contribution to the company’s efforts as determined by the Company in its sole discretion. Eligibility for and payment of such bonus, if any, is conditioned on your being actively employed by LivePerson as of the date the bonus, if any, is paid. Your actual bonus payment is likely to be either greater or less than your target amount based on these criteria. In any year, LivePerson may determine not to pay any bonus based on the above criteria. LivePerson reserves the right to amend or terminate its bonus plan at any time.

You will be granted new hire equity as follows: (a) $600,000 in unvested options to purchase shares of LivePerson common stock at a strike price determined by the LivePerson Board of Directors, and (b) $300,000 in unvested LivePerson Restricted Stock Units, in each case on the first Board equity grant date following your employment start date.

This grant date typically occurs within 3 months of the employment start date. The equity grants described above will be granted in accordance with our then-current standard policies and under the terms and conditions of the LivePerson Incentive Stock Plan together with the corresponding grant document issued to you at the time of the grant. Unvested option and RSU grants made to new hires vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date.

•You will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the approximate rate of 1.66 vacation days per month (20 days per year).

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•You will be eligible to enroll in the LivePerson health and disability insurance program on the first day of the first full calendar month of your employment subject to the terms and conditions of the applicable plans and policies, as they exist from time to time. You will be eligible to participate in the company’s 401(k) savings plan following your employment start date subject to the terms and conditions of the plan.

•You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

•This offer is made contingent upon your successful completion of the Company’s pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law.

•You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.
•Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause and with or without notice.

•In the event that your employment is terminated (a) by the Company without Cause (as defined below), or (b) by you for Good Reason (as defined below), and provided that within thirty (30) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company (a “Release”), the Company will provide you with severance pay equal to three (3) months pay at your then current base salary rate and, if such termination occurs on or before the date that bonuses are paid for the fiscal year prior to termination, a payment equal to the bonus you would have received for the prior fiscal year had you remained employed on the date bonuses for such fiscal year are paid.  All payments hereunder shall be payable in accordance with the payment procedures described below.   For the avoidance of doubt, the foregoing severance shall not be paid in the event that your employment is terminated by reason of your voluntary resignation (other than for Good Reason).

•Severance payments described above shall commence on the Company's first regularly scheduled payroll date that occurs as soon as practicable after the conditions set forth above are satisfied, and with respect to bonus payments, on the date bonuses are paid by the Company but in any event all severance and bonus payments hereunder shall be paid in full no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination of employment occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your termination of employment occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).  The parties intend that the payments and benefits provided pursuant to this letter are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance under and any state law of similar effect ("Section 409A") and any ambiguities herein will be interpreted to be so exempt.  Each payment and benefit payable under this letter is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding anything herein to the contrary, the Company

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shall have no liability to you or to any other person, for any taxes, penalties or otherwise, if the payments and benefits provided pursuant to this letter that are intended to be exempt from Section 409A are not so exempt.

•In the event that your employment is voluntarily terminated at any time by you or by the Company for Cause, you will be entitled only to your earned and unpaid compensation earned through the date of your termination of employment in accordance with applicable law.  You will not be entitled to severance or any other compensation or consideration that you might have received had your employment with the Company not been terminated.

•For purposes hereof, “Cause” shall mean a determination by the Company (which determination shall not be arbitrary or capricious)  that:  (i) you materially failed to perform your specified or fundamental duties to the Company or any of its subsidiaries,  (ii) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) you engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (iv) you failed to substantially comply with the written rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) you breached any non-disclosure, non-solicitation or other restrictive covenant obligation to the Company or any of its subsidiaries.  If the Company in its reasonable discretion determines that an event or incident described in subparagraph (i) or (iv) of the definition of Cause is curable, then in order to terminate your employment for Cause pursuant to subparagraph (i) or (iv) of the definition of Cause, the Company shall (a) provide you with written notice of the event or incident that it considers to be “Cause” within 30 calendar days following its occurrence, (b) provide you with a period of at least 15 calendar days to cure the event or incident, and (c) if the Cause persists following the cure period, terminate your employment by written termination letter any time within 60 calendar days following the date that notice to cure was delivered to you.

•For purposes hereof, “Good Reason” shall mean one or all of the following conditions arising without your consent: (i) a material reduction in your annual base salary by the Company, other than as part of an across-the-board reduction in parity with a reduction applicable to all employees or to other employees of similar role and responsibility or (ii) a material diminution by the Company of your role. To be entitled to terminate your employment for Good Reason, you must (a) provide written notice to the Company of the event or change that you consider constitutes “Good Reason” within 30 calendar days following its occurrence, (b) provide the Company with a period of at least 30 calendar days to cure the event or change, and (c) if the Good Reason persists following the cure period, actually resign by written resignation letter within 60 calendar days following the event or change.

•This letter shall not be construed as an agreement (either express or implied) to employ you, or for any guaranteed term of employment, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause and with or without notice.

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•This offer is made contingent upon your successful completion of the Company’s pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law.

•By signing this letter you confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson.  Additionally, please be advised that it is LivePerson’s corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information.  By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

Please indicate your acceptance of this offer by signing and dating below. You will also receive additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Your employment is contingent upon the return of the requested material. The terms of this offer cannot be changed unless in writing signed by LivePerson.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Signatures are on the following page.

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Sincerely, /s/ John Collins __________________________________ John Collins, CFO LivePerson, Inc. January 25, 2021 Date	Accepted By: /s/ Norman Osumi ______________________________ Norman Osumi January 25, 2021 Date

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